EXHIBIT 10.17
Dated 1 April 2000
Andrew Lo
-and-
INVESCO PACIFIC HOLDINGS LIMITED

Global Partners Employment Contract

This Employment agreement is made the 1st day of April 2000 between
1.	Andrew Lo 8 Lee Centre Drive Suite No. 2009 Scarborough Ontario, M1H 3H8 Canada (“Global Partner”) and
2.	INVESCO Pacific Holdings Limited Cedar House 41 Cedar Avenue Hamilton HM12 Bermuda (the “Company”)
WHEREAS:
A.	The Company wishes to employ the Global Partner and the Global Partner wishes to accept employment with the Company on the terms and conditions contained in this agreement;

B.	The Company is a member of a group of associated companies (together the “AMVESCAP Group”);

C.	The Global Partner specifically acknowledges that information has and will continue to come into his possession by virtue of his employment within the AMVESCAP Group and for the Company which is confidential and which, if improperly disclosed, could greatly harm the AMVESCAP Group and/or the Company by benefiting their competitors, damaging their interests or otherwise;
THE GLOBAL PARTNER AND THE COMPNAY HEREBY AGREE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt adequacy and sufficiency of which are hereby acknowledged, as follows:-
1.	Employment and Duties

The Company agrees to employ the Global Partner to perform such services, duties and responsibilities as are assigned him by the Board of Directors of the Company or its duly authorised representative (the “Employment”). These duties include the development and expansion of the business in Asian countries other than Hong Kong, specifically covering the following countries: Taiwan, Korea,

Singapore, Malaysia, Thailand, Indonesia, China, Australia and the Philippines. During the term of this Agreement, the Global Partner agrees to be an employee and to devote his full exclusive time, energy and skill to the business of the company and the AMVESCAP Group. During the term of this Agreement, the Global Partner may engage in personal investment activity, charitable work and, subject to the prior written approval of the Company, other business activity. The Global Partner will not however, engage in any business or activity that is competitive with the activity of the Company and the AMVESCAP Group, or will result in any violation of the Company’s policies or in a conflict of interest with the Company and the business of the Company and the AMVESCAP Group or with the duties of the AMVESCAP Group to its clients or materially affect the Global Partner’s ability to perform his duties.
The Global Partner further undertakes to comply with any applicable rules and regulations of or relating to any statutory or regulatory body within whose jurisdiction the business of the Company or the AMVESCAP Group may fall and any internal rules and regulations of the Company and/or the AMVESCAP Group.
2.	Compensation and Benefits

The Global partner shall be entitled to the compensation and benefits set out in Exhibit A to this Agreement. Exhibit A may be amended or replaced from tine to time and such amendment or replacement shall become effective when signed by both Global Partner and Company.
3.	Termination of Employment
3.1	Termination on Notice

Both Company and Global Partner agree that, except as provided in this Section and in Section 4, and except as may be agreed in writing by the parties hereto, the Employment may be terminated by either party for any reason which termination shall take effect on a date one year after receipt of written notice of termination by the other party.

3.2	Termination for Breach etc.

The Company may terminate the Global Partner’s employment under this Agreement immediately by notice in writing if at any time during the term of this Agreement, the Global Partner: (a) shall be guilty of or commit any serious misconduct tending, in the reasonable opinion of the Board of Directors of the Company, to bring the Global Partner or the Company or any member of the AMVESCAP Group into disrepute; (b) shall have committed any breach of the Global Partner’s obligations hereunder which, in the reasonable opinion of the Board of Directors of the Company, is material or in any way detrimental to the interests of the Company or any member of the AMVESCAP Group; (c) has repeated or continued (after warning in writing) any breach (whether or not material) of the Global Partner’s obligations hereunder; (d) become bankrupt or insolvent or make any arrangement with the Global Partner’s creditors generally; or (e) shall be guilty of persistent insobriety or be convicted of any criminal offence involving the Global Partner’s integrity or honesty.
3.3	Termination of Employment Because of Death or Disability

The Global Partner’s employment shall terminate on his death or immediately on notice by the Company of the occurrence of a disability which prevents him from performing the essential duties of the position he holds at that time with reasonable accommodation. The Global Partner, or his beneficiary or estate, will be entitled to receive any base salary accrued or bonuses awarded, if any, prior to the date the Global partner’s employment terminates due to such disability or death, together with any death benefits paid under any insurance plan which may be maintained by the Company at the time of the Global Partner’s disability or death.

3.4	Accrued Benefits

Any unpaid salary that has accrued in respect of the period prior to the effective termination date will be paid to the Global partner upon the effective termination date or, if the Global Partner has given notice of termination, on the next regular pay date. Any unpaid bonuses which were awarded prior to the termination will be paid within a reasonable time thereafter. Following a notice of termination, the parties may, but are not obliged to, enter into an agreement establishing transition compensation and employee obligations which differ from those provided by this agreement.
4.	Confidentiality

The Global Partner agrees that both during the term of this Agreement and after the termination of this Agreement, Global Partner will hold in a fiduciary capacity for the benefit of the Company and/or the AMVESCAP Group, and will not directly or indirectly use or disclose (except as authorised in writing by the Company) any Confidential Information, (as defined below). The term “Confidential Information” as used in this Agreement shall mean and include any information, data and know-how relating to the business of the Company or the AMVESCAP Group that is disclosed to the Global Partner by the Company (or a member of the AMVESCAP Group) or known by him as result of his relationship with the Company and the AMVESCAP Group and not generally within the public domain including, but not limited to, all intellectual property and proprietary research developed by and/or known to the Global Partner during his employment with the AMVESCAP Group (including the Company). The term “Confidential Information” does not include information that has become generally available to the public as a result of lawful disclosures through presentation or otherwise without violating any right of the Company, any member of the AMVESCAP Group or any client to which such information pertains.
5.	Right to Material; Return of Material

The Global Partner agrees that all records, files, memoranda, data in machine readable form, reports, fee lists, customer lists, drawings, plans, sketches, documents and the like, relating to the business of the Company and/or the AMVESCAP Group, including, but not limited to, all intellectual property and proprietary research which the Global Partner shall use or develop or come in contact with in the course of or as a the result of his employment with the Company or any member of the AMVESCAP Group shall remain the sole property of the Company and/or the AMVESCAP Group (as the case may be).

Upon termination of the Global Partner’s employment with the company for any reason or on request at any time, the Global Partner will deliver promptly to the Company all materials, documents, plans, records, notes, drawings, designs, or papers and any copies thereof in the Global Partner’s possession or control relating in any way to the business of the Company and/or the AMVESCAP Group, which at all times shall be the property of the Company.

6.	Intellectual Property Rights
6.1	If the global Partner (whether alone or with others) shall at any tine during the period of his employment with AMVESCAP Group create or make any discovery, design or other work (whether registerable or not and whether or not a copyright work), which is not an invention (within the meaning of the Patents Act 1977) or made or created by the Global Partner and wholly unconnected with his employment (hereinafter called “Works”), the Global Partner shall consider himself as a trustee for the Company in relation to all such Works. The Global Partner shall at the request and expense of the Company execute and do all documents and things necessary to vest all right, title and interest in and to any such Works in the Company or its nominee absolutely as legal and beneficial owner.

6.2	In consideration of the Company entering into this Agreement the Global Partner hereby assigns to the Company by way of assignment of future copyright the copyright, design and other proprietary rights if any for the full term thereof throughout the world in respect of all copyright works created or made by the Global Partner during the period of his employment (except only those copyright works created or made by the Global Partner and wholly unconnected with his employment.

6.3	The Global Partner shall not do or fail to do any act which would or might prejudice the rights of the Company under this Clause. Rights and obligations under this Clause shall continue in force after the termination of this Agreement and shall be binding upon the representatives of the Global Partner. The Global Partner hereby irrevocably waives any rights the Global Partner may have under Chapter IV (moral rights) of Part I of the Copyright, Designs and Patents Act 1988 and any foreign corresponding rights in respect of all Works.

6.4	The Global Partner HEREBY IRREVOCABLY APPOINTS the Company to be his Attorney in his name and on his behalf to execute and do any such instrument or thing as may be desirable and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this Clause or of the Company’s entitlement under statue and in favour of any third party a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.
7.	Non Solicitation and Non-Competition

Except as may be agreed in writing by the parties hereto, the Global Partner shall not at any time prior to one year after the date of notice of termination of the Global Partner’s employment with the Company:
7.1	directly or indirectly hire or employ in any capacity, or solicit the employment of or offer employment to or entice away or in any other manner persuade any person employed by the Company or any member of the AMVESCAP Group to leave the employ of such company; or
7.2	compete, directly or indirectly, with the Company or any member of the AMVESCAP Group. For the purpose of this Agreement, “compete with the Company or any member of the AMVESCAP Group” means:
to engage in, participate or assist, whether as an employee, consultant, agent, director, officer, trustee, owner or partial owner (other than as a passive investor of publicly traded securities which represent less than one percent of the equitable ownership of an enterprise), of or on behalf of any planned or existing business organization (i) that is engaged in the business carried on by the Company, or any member of the AMVESCAP Group or (ii) whose existing or anticipated activities, services or products are otherwise competitive with the business carried on by the Company, or any member of the AMVESCAP Group, within the United Kingdom, Europe, or any area in which the Company or Global Partner has engaged in the business carried on by the Company or any member of the AMVESCAP Group at any time during Global Partner’s employment with the Company.

8.	Relief

The parties acknowledge that a breach or threatened breach of any of the terms of this Agreement by Global Partner would result in material and irreparable damage and injury to the Company, and/or the AMVESCAP Group and that it would be difficult or impossible to establish the full monetary value of such damage and in consequence the Company shall be entitled to injunctive relief by a court of appropriate jurisdiction in the event of such beach or threatened breach. If, in the event of any breach or threatened breach of this Agreement by the Global Partner, the Company obtains legal advice or incurs other expenses for the enforcement of any obligation or agreement of the Global Partner contained herein, the Global Partner shall reimburse Company for its reasonable fees and such other expenses incurred.

9.	Assignments

The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and upon the Global Partner and his heirs and personal representatives.

10.	Applicable Law

This Agreement has been entered into in and shall be governed by and construed under the laws of Bermuda.

11.	Notices

Any notice required or permitted to be given pursuant to this Agreement shall be deemed given when delivered in person or sent by facsimile or three days after being deposited with an international courier service.

12.	Term

Except as provided in Sections 3 and 4, the parties hereto agree that this Agreement shall be automatically renewed and extended from day to day beginning on the date hereof.

13.	Gender

All pronouns or any variations thereof contained in this Agreement refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or the persons may require.

14.	Non Waiver

No wavier of any terms or conditions of this Agreement shall be effective unless made in writing and signed by the party against which enforcement of the waiver is sought. A waiver of any breach of any terms or conditions of this Agreement shall not be construed as a waiver of any subsequent breach or condition whether of the same or different nature.

15.	Interpretation: Severability of Invalid Provisions

All rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect. The provisions of this Agreement do not in any way limit or abridge the Company’s rights under the laws of unfair competition, trade secret, copyright, patent, trademark or any other applicable law(s), all of which are in addition to and cumulative of Company’s rights under this Agreement. The existence of any claim by Global Partner against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defence to enforcement by the Company of any or all of such provision or covenants.

16.	Entire Agreement

This Agreement and the obligations defined from it constitute the entire agreement between the Company and Global Partner with respect to matters dealt with herein, and supersedes any prior agreements or understanding with respect to the above subject.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the day and year first above written.

Signed as a deed and delivered /s/ Illegible
for and on behalf
INVESCO Pacific Holdings Limited
Dated: 11 April 2000

SIGNED SEALED AND DELIVERED
by the Global Partner

/s/ Illegible

(Seal)

In the presence of:-

Witness	/s/ Illegible

Name	Illegible

Address	Illegible

Occupation

EXHIBIT A
To Agreement with Andrew Lo (Global Partner)
Date of commencement of Global Partners period of continuous employment with the INVESCO Group: February 1994
Annual salary, subject to periodic review, to be paid each calendar quarter: HK$816,198.00.
Bonus: At the Company’s discretion.
Stock options: At the Company’s Discretion.
Annual Leave: 15 days
Discipline:
The above terms confirmed and agreed this 11th day of April 2000.

Global Partner	8 Lee Centre Drive, Suite No. 2009, Scarborough Ontario, M1H 3H8.

Company	INVESCO Pacific Holdings Limited, Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda.